SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 15, 2011

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5950 Priestly Drive, Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

(760) 940-6383

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 15, 2011, the Audit Committee of the Board of Directors of International Stem Cell Inc., (the “Company”), determined that the Company’s financial statements for the quarter ended March 31, 2011, as included in the previously filed report on Form 10-Q should no longer be relied upon because the amount accrued for marketing expenses in that quarter was understated. The amount of the correction is $154,983.

The Company plans to restate its financial statements for the period March 31, 2011 and will amend the quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which it expects to file on Monday August 15, 2011. The Company also expects to file the quarterly Report on Form 10-Q for the quarter ended June 30, 2011 shortly thereafter.

The restatement results from the Company’s review during the second quarter of 2011 of the accounting implications associated with a Term Sheet that was in place during the first quarter. The Company signed a Term Sheet in late 2010 pursuant to which a third party marketing organization would assist in marketing the products of the Company’s wholly-owned subsidiary, Lifeline Skin Care, LLC. to various proprietary mailing lists. As part of the Term Sheet, a test phase would take place where SkinCare would pay 40% on any net profits as defined in the Team Sheet. While the parties had been in discussion about potential revisions to the terms of their arrangement, they did not reach final agreement on any amendments and the Company did not accrue any marketing expenses related to net profits recognized in the first quarter. Such expenses that should have been accrued were later determined and a correction of $154,983 was made for the first quarter 2011. The Company has determined to restate the results of operations for the first quarter to include this correction of $154,983 of expenses. Additional information about the restatement and steps that the Company is taking to enhance its controls and procedures is contained in the amended Form 10-Q for the first quarter of 2011, which is being filed concurrently with this Report on Form 8-K.

The Company’s Audit Committee of the Board of Directors has discussed the matters contained in this Item 4.02 Form 8-K with the Company’s independent registered public accounting firm.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Stem Cell Corporation

By:	/s/ Ray Wood
Ray Wood
Chief Financial Officer

Dated: August 15, 2011